Exhibit 99.1

PAN AMERICAN GOLDFIELDS LTD.

TRANSITION AND SETTLEMENT AGREEMENT

This Transition and Settlement Agreement (this “Agreement”) is effective as of June 24, 2013 (the “Effective Date”) by and among Pan American Goldfields Ltd. (“Pan American”), Messrs. Neil Maedel, Hernan Celorrio, George Young, Randy Buchamer and Gary Parkison (collectively, the “Departing Directors”), Vortex Capital Ltd., Vortex Capital Global Precious Metals Fund, Vortex Capital Asset Management Limited (collectively, the “Vortex Group”), and each of Messrs. Laurent Deydier, Balbir Bindra, William R. Majcher, Emilio Alvarez, Bruno Le Barber (the “Vortex Nominees”, and collectively with the Vortex Group, the “Vortex Parties”).  Pan American, each of the Departing Directors, each of the Vortex Parties, and Mr. Touche shall each be referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

Pan American and the Vortex Group jointly submitted an Order Setting Meeting Date and Quorum Rule (the “Order”), which the Delaware Court of Chancery entered on March 1, 2013.

Under the Order, the Parties agreed that Pan American would hold an annual meeting of stockholders on June 17, 2013 (the “Annual Meeting”) and that all Board seats would be up for election at the Annual Meeting.

On March 19, 2013, the Vortex Group submitted a Notice of Stockholder Nomination (the “Notice”) to Pan American in which it nominated five (5) directors.

On May 20, 2013, Pan American filed its definitive proxy statement with the Securities and Exchange Commission (“SEC”) in which Pan American nominated the following seven (7) directors: (i) George Young and Hernan Celorrio to hold office until the 2014 Annual Meeting, (ii) Randy Buchamer, Ricardo Ernesto Marcos Touche and Robert Knight to hold office until the 2015 Annual Meeting, and (iii) Gary Parkison and Neil Maedel to hold office until the 2016 Annual Meeting.

On June 11, 2013, counsel for Pan American delivered a letter to the Vortex Group questioning the sufficiency of the Notice (the “June 11 Letter”).

On June 12, 2013, the Vortex Group filed its revised definitive proxy statement with the SEC in which the Vortex Group nominated the Vortex Nominees as follows (i) Laurent Deydier to hold office until the 2014 Annual Meeting, (ii) Balbir Bindra and William R. Majcher to hold office until the 2015 Annual Meeting, and (iii) Emilio Alvarez and Bruno Le Barber to hold office until the 2016 Annual Meeting.

On June 13, 2013, counsel for the Vortex Group delivered a letter to counsel for Pan American disagreeing with the allegations set forth in the June 11 Letter and reasserting the position of the Vortex Group that the Notice was valid.

At the Annual Meeting, the following actions occurred: (i) Pan American took the position that the Vortex Nominees should be excluded from consideration at the Annual Meeting and (ii) the Vortex Group objected to Pan American’s purported exclusion and asserted the nomination of the Vortex Nominees was valid and sufficient.

IVS Associates, Inc., the independent inspector of elections was asked to prepare a report of the preliminary results of the voting at the Annual Meeting (the “IVS Report”).

Based on the IVS Report, the following were the six individuals receiving the most votes from stockholders at the Annual Meeting: Laurent Deydier, Balbir Bindra, William R. Majcher, Emilio Alvarez, Bruno Le Barber and Ricardo Ernesto Marcos Touche.

The Parties have determined that the interests of Pan American and its stockholders would be best served at this time by, among other things, (i) avoiding litigation concerning actions taken by the Parties at the Annual Meeting and the expense and disruption that may result therefrom, (ii) determining the composition of the Pan American Board of Directors (the “Board”) and (iii) setting forth the treatment of the Departing Directors, and to come to an agreement with respect to these and certain other matters, as provided in this Agreement

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Annual Meeting Matters.

a.           Each of the Parties agrees for purposes of this Agreement the Notice will be deemed valid and the nomination of the Vortex Nominees was submitted for a vote of stockholders at the Annual Meeting.

b.           Each of the Parties agrees that the six individuals receiving the most votes from stockholders at the Annual Meeting -- Laurent Deydier, Balbir Bindra, William R. Majcher, Emilio Alvarez, Bruno Le Barber and Ricardo Ernesto Marcos Touche -- were elected to the Board at the Annual Meeting.

c.           Each of the Parties agrees for purposes of this Agreement the votes reported at the Annual Meeting are as set forth in the IVS Report dated June 19, 2013.

2.           Board Matters.

a.           Board Composition:  Each of the Parties agrees that the Board shall consist of Laurent Deydier, Balbir Bindra, William R. Majcher, Emilio Alvarez, Bruno Le Barber and Ricardo Ernesto Marcos Touche and that such individuals shall be placed into existing classes of the Board as follows: (i) Laurent Deydier and Ricardo Ernesto Marcos Touche serving in the class of directors holding office until Pan American’s 2014 Annual Meeting of stockholders, (ii) Balbir Bindra and William R. Majcher serving in the class of directors holding office until Pan American’s 2015 Annual Meeting of stockholders and (iii) Emilio Alvarez and Bruno Le Barber serving in the class of directors holding office until Pan American’s 2016 Annual Meeting of stockholders.  Each of the Parties further agrees that there is one vacancy in the class of directors holding office until Pan American’s 2015 Annual Meeting of stockholders (collectively, the “New Board”).

b.           Departing Directors:  Each of the Departing Directors to confirm that they are no longer members of the Board has agreed to execute and deliver as of the Effective Date a Resignation Agreement substantially in the form attached hereto as Exhibit A (the “Resignation Agreement”).

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3.           Treatment of Departing Directors.  Each of the Parties agrees to, and to take all actions necessary to: (i) maintain in effect the Director Indemnification Agreements entered into with the Departing Directors, (ii) maintain the levels of protection accorded the Departing Directors under the current exculpation and indemnification provisions of Pan American’s Certificate of Incorporation or By-Laws and (iii) ensure any insurance coverage for director and officer liability that Pan American decides to maintain in its sole discretion following the Effective Date also covers the Departing Directors.

4.           Related Party Transactions.  The Company will, following the Effective Date, take all actions necessary to, make sure that a committee of independent directors evaluates and approves any potential transaction involving Pan American and any of its directors, officers, beneficial holders of more than 5% of its voting securities or any of their respective affiliates, including, but not limited to, Mario Ayub Touche.

5.           Consulting Agreement.  Mr. Maedel has resigned as Executive Chairman as of the Effective Date and agrees to enter into a Consulting Agreement substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”), pursuant to which he shall serve as senior advisor to the Board for the period from the Effective Date until December 31, 2013, for a monthly advisory fee equal to US$5,000 (the “Advisory Fee”).

6.           Option and Warrant Exchange and Share Issuance Agreement.

a.           Pan American and each of the Departing Directors shall enter into an Option and Warrant Exchange and Share Issuance Agreements substantially in the form attached hereto as Exhibit C (the “Issuance Agreement”), which shall be effective as of the Effective Date.

b.           Pan American shall (i) hereby instruct its transfer agent, American Stock Transfer, to issue the shares issuable pursuant to the Option and Warrant Exchange and Share Issuance Agreement, and that such shares issuable thereunder shall be issued pursuant to Rule 4(2), or other applicable exemption, under the Securities Act of 1933 or rules promulgated thereunder and (ii) take such actions as are necessary for such shares to be issued to the Departing Directors.

7.           Transition Period.

a.           Each of Parties hereto shall reasonably cooperate to smoothly transition management of Pan American, including without limitation, (a) preservation and transfer of all corporate documents, (b) transfer of control of the bank accounts (and all account information) and replacement of authorized signatories, (c) resignations and appointments of board members and/or legal representatives of Pan American’s Subsidiaries, (d) identify, pay and collection payables and receivables, and (e) all such other matters with respect to the transition of the business reasonably requested by the New Board.

b.           Each of the Parties agrees that Pan American shall file with the SEC a Form 8-K in a form mutually agreeable to the Parties describing the provisions of this Agreement and disclosing the vote count of the Annual Meeting.

8.           Payment of Fees.  Each of Parties agrees that DLA Piper LLP and MacKenzie Partners, Inc. shall be reimbursed by Pan American for their outstanding reasonable, documented out-of-pocket fees and expenses for services rendered for Pan American that were incurred through the Effective Date, including any expenses that were incurred in connection with the proxy solicitation and Annual Meeting.  Such amounts, which the Departing Directors represent and warrant to, are set forth on Schedule I.  Such reimbursement shall take place in three installments to be paid every two months over the six months following the Effective Date.

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9.           Mutual Release.  To the fullest extent permitted by applicable law (i) Pan American shall forever fully release, discharge and hold harmless each of the Departing Directors and each of the Vortex Parties, (ii) each of the Departing Directors shall forever fully release, discharge and hold harmless Pan American and each of the Vortex Parties, and (iii) each of the Vortex Parties shall forever fully release, discharge and hold harmless each of the Departing Directors and Pan American, in each case from and against any and all known or unknown, present or future, fixed or contingent claims of any nature whatsoever arising out of actions, events or omissions occurring on or prior to the Effective Date excluding for the sake of clarity any claims arising out of the performance of this Agreement, provided, however, that the releases contemplated by this Section 9 shall not cover any claims relating to or arising from possible fraud, breach of the duty of loyalty or willful misconduct.

10.           Covenants Not to Sue.  Each of Pan American, the Departing Directors and the Vortex Parties further promises and agrees not to sue any of the other Parties with respect to any claim covered by the release provisions of this Agreement.

11.           Nondisparagement.  The Parties agree they will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of any other Party hereto.

12.           Further Assurance.  The Parties agree to co-operate, perform all such further acts and things and execute and deliver all such other agreements, instruments and documents as reasonably necessary to implement each of the items agreed in this Agreement.

13.           Governing Law.  This Agreement is governed by Delaware law and all legal proceedings regarding its terms, the Parties rights hereunder, or any alleged breach, shall be brought exclusively in Delaware, with each Party agreeing to consent to personal jurisdiction, to waive any defense of inconvenient forum, to accept service of process via first class mail and Federal Express and further agreeing to waive trial by jury.  Each of the Parties agrees that, in the event of a breach or threatened breach of this Agreement by any other Party, the other Parties shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including a right to rescind or set aside agreements executed or actions taken in violation of this Agreement, and an injunction or injunctions, to prevent any breaches and to enforce specifically this Agreement’s terms and provisions.  In the event of litigation concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses.

14.           Integrated Agreement.  The Parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement which do not appear written herein and that this Agreement contains the entire agreement of the Parties on the subject matter thereof.  The Parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the Parties.

15.           Voluntary Execution.  The Parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

16.           Waiver, Amendment and Modification of Agreement; Assignment.  The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all Parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.  The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be.

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17.           Survival.  Sections 8 through 22 shall survive termination or expiration of this Agreement.

18.           Drafting.  The Parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

19.           Counterparts.  This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

20.           Attorneys’ Fees.  Each Party shall be responsible for its own legal fees incurred in connection with the entering into of this Agreement, provided, however, nothing in this Agreement shall limit the ability of the Vortex Parties to seek reimbursement from Pan American for its costs and expenses relating to their proxy solicitation and the Annual Meeting.

21.           Injunctive Relief.  Each Party acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the other Party’s obligations under this Agreement.  Each Party therefore agrees that other Party shall be entitled (without limitation of any other rights or remedies otherwise available to such Party and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

22.           Notice. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

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IN WITNESS WHEREOF this Agreement has been executed as of the date first written above.

PAN AMERICAN GOLDFIELDS LTD.

/s/ Neil Maedel
Name: Neil Maedel
Title: Executive Chairman

[Signature Page to Transition and Settlement Agreement]

VORTEX CAPITAL LTD.

By:	/s/ Emilio Alvarez
Emilio Alvarez, Bruno LeBarber Managing Directors

VORTEX CAPITAL GLOBAL PRECIOUS METALS FUND

By:	Vortex Capital Asset Management Limited, its investment manager

By:	Vortex Capital Ltd., its investment advisor

By:	/s/ Emilio Alvarez
Emilio Alvarez, Bruno LeBarber Managing Directors

VORTEX CAPITAL ASSET MANAGEMENT LIMITED

By:	Vortex Capital Ltd., its investment advisor

By:	/s/ Emilio Alvarez
Emilio Alvarez, Bruno LeBarber Managing Directors

[Signature Page to Transition and Settlement Agreement]

Neil Maedel

/s/ Neil Maedel

Hernan Celorrio

/s/ Hernan Celorrio

George Young

/s/ George Young

Randy Buchamer

/s/ Randy Buchamer

Gary Parkison

/s/ Gary Parkison

[Signature Page to Transition and Settlement Agreement]

/s/ Laurent Deydier
Name: Laurent Deydier

/s/ Balbir Bindra
Name: Balbir Bindra

/s/ William R. Majcher
Name: William R. Majcher

/s/ Emilio Alvarez
Name: Emilio Alvarez

/s/ Bruno Le Barber
Name: Bruno Le Barber

[Signature Page to Transition and Settlement Agreement]

Exhibit A
Form of Director Resignation

June ___, 2013

Pan American Goldfields Ltd.
570 Granville Street, Suite 1200
Vancouver, BC

Attn: Board of Directors

Re: Resignation Notice

To the Board of Directors of Pan American Goldfields Ltd.:

I hereby resign from the Board of Directors (the “Board”) of Pan American Goldfields Ltd. (the “Company”), with my resignation to be effective upon the Board’s acceptance of such resignation.  There were no disagreements between the Company and me relative to this resignation.

I would like to take this opportunity to thank the Company and the other Board members for the opportunity to serve on the Board.  I also wish you all the success going forward.

Sincerely,

[Name]

Exhibit B

Form of Consulting Agreement

PAN AMERICAN GOLDFIELDS LTD.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of June 24, 2013 (the “Effective Date”) between Neil Maedel (the “Consultant”), and Pan American Goldfields Ltd. (the “Company”).  The parties hereby agree as follows:

1.           Scope of Consulting Services.  Consultant shall provide to the Company general advice and input regarding shareholder relations, corporate structure and business development (the “Advisory Services”), solely upon the request of the Board of Directors.  The Company shall have the right to identify Consultant as an advisor to the Board of Directors.

2.           Compensation.  Subject to the terms of this Agreement, the Company shall pay Consultant a fee of $5,000 per month during the Term (as defined below) of this Agreement.  The Company will reimburse Consultant for expenses incurred in connection with this Agreement upon receipt of proper documentation of those expenses from Consultant, provided, however, that Consultant will be reimbursed only for expenses which are incurred prior to termination of this Agreement for any reason and which are approved in advance in writing by the Company.  Consultant will be reimbursed for such fees and expenses no later than thirty (30) days after the Company’s receipt of Consultant’s invoice, provided that reimbursement for expenses may be delayed until such time as Consultant has furnished such documentation for authorized expenses as the Company may reasonably request.  Consultant acknowledges that he is due no other compensation of any kind from the Company for services rendered to the Company prior to the date of this Agreement, however the parties have separately entered into a Stock Issuance Agreement dated as of June 24, 2013.

3.           Independent Contractor Relationship.  Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship.  Consultant will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.  Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Company.  Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services under this Agreement.  Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement.  No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4.           Information; Rights.  The Company will use its best efforts to advise Consultant in advance if the Company intends to provide Consultant with information that may be reasonably be construed as confidential information.  In the event, Consultant shall have the opportunity to decline to receive such information.

5.           Confidentiality.  “Confidential Information” means any information related to the Company’s business and current, future and proposed technology, products and services.  Except as permitted in this Section, Consultant shall not use, disseminate or in any way disclose the Confidential Information.  Consultant may use the Confidential Information solely to provide advice and input to the Company hereunder.  Consultant shall immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information.  Consultant shall assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.  Consultant agrees not to communicate any information to the Company in violation of the proprietary rights of any third party

6.           Ownership and Return of Confidential Information and Company Property.  All Confidential Information and any materials furnished to Consultant by the Company hereunder (the “Company Property”), are the sole and exclusive property of the Company or the Company’s suppliers or customers.  Upon the earlier of (i) five (5) days after any request by the Company or (ii) the termination of this Agreement for any reason, Consultant shall use his reasonable best efforts to destroy or deliver to the Company, at the Company’s option, (a) all Company Property and (b) all materials in Consultant’s possession or control that contain or disclose any Confidential Information.

7.           Term and Termination.  This Agreement is effective as of the Effective Date set forth above and will terminate on December 31, 2013 unless terminated earlier as set forth below (the “Term”).  The Company may terminate this Agreement upon a failure of Consultant to cure a breach by Consultant of Sections 4 through 6 upon thirty (30) days’ written notice.  The rights and obligations contained in this Section and Sections 4 through 6 will survive any termination or expiration of this Agreement.

8.           General Provisions.

8.1           Successors and Assigns.  Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without the Company’s prior written consent.  Subject to the foregoing, this Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on Consultant’s assignees.

8.2           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

8.3           Non-Disparagement.  The parties each respectively agree that they will not, during or after the term of this Agreement, make any negative, false, or disparaging statements (written or oral) to the  other party’s customers, potential customers, press, or any third party regarding such other  party or such other party’s advice, technology, products or services.

8.4            Indemnification.  The Company agrees to indemnify and hold harmless the Consultant from and against any third party claims arising out of his services rendered as a consultant to the Company as requested by the Company pursuant to Section 1 of this Agreement.

8.5           Governing Law; Forum.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents.  Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Delaware, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Delaware, such personal jurisdiction shall be nonexclusive.

8.6           Severability.  If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.7           Waiver; Modification.  If the Company waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by the Company.  No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Advisor.  This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

8.8           Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

By:
Neil Maedel

Name:

Title:

Exhibit C

Form of Option and Warrant Exchange and Share Issuance Agreements

PAN AMERICAN GOLDFIELDS LTD.

WARRANT AND OPTION EXCHANGE AND
STOCK ISSUANCE AGREEMENT

THIS AGREEMENT is made as of this 24 day of June, 2013 by and between Pan American Goldfields Ltd., (the “Company”) a Delaware corporation, and the undersigned (the “Holder”).

WHEREAS, Holder is a holder of warrants and/or options to purchase shares of the Company’s Common Stock as set forth on Schedule A of this Agreement (the “Convertible Securities”).

WHEREAS, Holder is no longer an officer or director of the Company effective as of the date hereof;

WHEREAS, the Holder and the Company desire to consummate an exchange of the Convertible Securities for shares of Company Stock pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1.           Exchange.  Simultaneously herewith, Holder shall exchange his Convertible Securities for that number of shares of Common Stock equal to thirty-five percent (35%) of the number of shares of Common Stock that such Convertible Securities are otherwise exercisable into, as set forth on Schedule A attached here (the “Shares”).

2.           No Further Right in Convertible Securities. The Holder hereby confirms that upon the consummation of the exchange set forth in Section 1, the Holder shall have no further right, title or interest in the Convertible Securities, or in any securities to be issued pursuant to the exercise of such Convertible Securities, other than the Shares.  The Holder acknowledges that he has no further rights to any compensation of any kind from the Company, except for compensation due to Mr. Neil Maedel pursuant to that certain Consulting Agreement dated of even date herewith.  The Holder further acknowledges that he has no claims or rights to purchase or acquire from the Company any Convertible Security or other security that provides the Holder with the right to acquire Common Stock.

3.           Issuance of the Shares. Simultaneously herewith, the Company shall deliver to the Holder appropriate evidence of ownership of the Shares, registered in, or payable to the order of, the name or names of the Holder or such transferee as may be directed in writing by the Holder, and shall deliver such evidence of ownership to the person or persons entitled to receive the same.

4.           Release.  The Holder hereby waives and releases any claims that the Holder might have against the Company and its affiliates, and all of their respective officers, directors, employees, partners, shareholders and agents, whether under applicable securities laws or otherwise, with respect to the Holder’s exchange of the Convertible Securities.

5.           Legend.

              (i)           The Holder hereby acknowledges that until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any of the Shares issued upon exercise hereof will bear appropriate legends required by law, including:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THERE HAS BEEN NO REGISTRATION UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS

  (ii)           At the later of (i) three (3) months from date hereof, (ii) one year from the issuance of the Convertible Securities or (iii) such time and to the extent a legend is no longer required for the Shares, the Company will use its best efforts to, no later than five (5) trading days following the delivery by the Holder to the Company or the Company’s transfer agents of a legended certificate representing such Shares (together with such accompanying documentation or representations as reasonably required by counsel to the Company), deliver or cause to be delivered a certificate representing such Shares that is free from the foregoing legend.

6.           Company Representations. The Company represents and warrants that:

              (i)           All shares of Company Stock required to be delivered hereunder are validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale, other than as set forth herein, and free and clear of all preemptive rights.

  (ii)           The execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company.  This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors’ rights generally and principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

  (iii)           The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate any organizational document of the Company, (ii) to the Company’s knowledge, violate any material applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any material consent or other action by any person, or constitute a default under any material agreement or other instrument binding upon the Company, or (iv) result in the creation or imposition of any lien on any material asset of the Company.

7.           Holder Representations. The Holder represents and warrants that:

  (i)           The Holder is the record and beneficial owner of the Convertible Securities, free and clear of any lien and any other limitation or restriction, and upon delivery thereof, the Company shall have valid title to the Convertible Securities free and clear of any lien and any such limitation or restriction.

  (ii)           Holder has the capacity to enter into this Agreement and perform the transactions contemplated herein. This Agreement constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors’ rights generally and principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

8.            Notice.  Any notice, demand or delivery authorized by this Agreement shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or telecopier number) set forth on the signature page hereto, or such other address (or email or telecopier number) as shall have been furnished to the party giving or making such notice, demand or delivery.  Each such notice, demand or delivery shall be effective (i) if given by electronic mail or telecopy, when such electronic mail, telecopy is transmitted to the telecopy number specified herein and the intended recipient confirms the receipt of such telecopy or (ii) if given by any other means, when received at the address specified herein.

9.           THIS AGREEMENT AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

10.         Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Company:

PAN AMERICAN GOLDFIELDS ltd.

Signed:
Printed name:
Title:

Address:

Holder:

By:
Printed name:
Title:

Address:

SCHEDULE A

Schedule I
Professional Fees

1. DLA Piper LLP (US):                             $350,000
2. MacKenzie Partners, Inc.:                     $100,000